UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 1, 2005

MANATRON, INC.
(Exact name of registrant as
specified in its charter)

Commission File Number:  0-15264

Michigan (State or other jurisdiction of incorporation)	38-1983228 (IRS Employer Identification no.)

510 E. Milham Avenue Portage, Michigan (Address of principal executive offices)	49002 (Zip Code)

Registrant's telephone number,
including area code:  (269) 567-2900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

Employment Agreement with G. William McKinzie

          On May 1, 2005, Manatron, Inc. (the "Company") entered into a new employment agreement (the "Employment Agreement") with G. William McKinzie, the Company's Chief Operating Officer. Mr. McKinzie's previous employment agreement expired in April 2005. Many of the terms of the Employment Agreement are substantially similar to those of Mr. McKinzie's previous employment agreement.

          Under the Employment Agreement, the Company shall pay Mr. McKinzie a salary of $160,000, which amount shall be reviewed annually and adjusted as deemed appropriate. The Employment Agreement is not subject to a limited duration and it requires the Company to continue the payment of Mr. McKinzie's salary and benefits for a period of one year after his termination by the Company "without cause" (as defined in the employment agreement) or termination by Mr. McKinzie for "good reason" (as defined in the employment agreement). The Employment Agreement also prohibits Mr. McKinzie from competing with the Company, requires him to maintain the confidentiality of Company information and contains other provisions of a nature appropriate for an employee of his position.

Annual Bonuses

          On June 10, 2005, the Company's Compensation Committee recommended, and its Executive Committee approved, the payment of annual cash bonus awards to the Company's senior officers with respect to the fiscal year ended April 30, 2005. The amounts of the bonus awards were based on the Company's and each executive's levels of achievement of pre-established performance goals for fiscal year 2005. The amounts of the bonus awards to the Company's named executive officers are as follows:

Paul R. Sylvester, Chief Executive Officer and President	$38,325.91
Randall L. Peat, Chairman of the Board	$27,187.52
G. William McKinzie, Chief Operating Officer	$29,943.60
Early L. Stephens, Chief Technology Officer	$28,024.43
Marty Ulanski, VP-Sales and Business Development	$28,104.59

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits:

	10.1	Employment Agreement between Manatron, Inc. and George William McKinzie, dated May 1, 2005.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 16, 2005	MANATRON, INC. (Registrant)

	By:	/s/ Paul R. Sylvester
Paul R. Sylvester Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Document

10.1	Employment Agreement between Manatron, Inc. and George William McKinzie, dated May 1, 2005.